EXHIBIT 99.1

Atrion Reports Results for Fourth Quarter and Full Year 2020

ALLEN, Texas, Feb. 26, 2021 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) announced today that for the fourth quarter of 2020 revenues were $32.2 million compared to $34.5 million in the same period of 2019, net income was $7.4 million compared to $8.1 million in the prior year period, and diluted earnings per share were $4.02 compared to $4.33 in the prior-year period. For the full year 2020 compared to 2019, Atrion revenues declined to $147.6 million from $155.1 million, net income was $32.1 million compared to $36.8 million, and diluted earnings per share were $17.44 compared to $19.73.

David Battat, President & CEO, commenting on the results for the year said, “This has been an unparalled period of challenge for our employees, families, customers and communities. I remain humbled by the selflessness of my co-workers, who kept our three facilities operational through the most serious waves of Covid-19. Although revenues for the full year were down 5% compared to 2019, a review of our sequential quarterly performance is instructive.” Mr. Battat added, “Quarterly revenues peaked in the first quarter when sales increased by $9.1 million from the immediately preceding quarter as hospitals anticipated an onslaught of Covid-19 patients by stocking up with fluid delivery products used in critical care settings.”

Mr. Battat stated, “Starting in the second quarter, as the scale of the pandemic became clearer, products used in elective surgeries saw revenue declines as hospitals reserved beds for Covid-19 patients and individuals postponed procedures, opting to remain in quarantine at home. The emergence of delays in elective surgeries, combined with the ordering surge in the prior quarter, led to a large sales decline of $5.6 million between the first and second quarters. Although we continued to see postponements of elective surgeries, we reacted quickly and leveraged our diversified product portfolio. This resulted in sequentially smaller revenue declines from the second to the third, and the third to the fourth quarters of 2020 by $4.2 and $1.5 million, respectively.”

Mr. Battat continued, “Operating costs increased as we took measures to minimize risks to our employees including modifying our production lines, enhancing ventilation and providing personal protective equipment. The higher cost of those measures resulted in gross margins declining from 46% in the first quarter to 43% in the fourth quarter. Nevertheless, we continued to achieve operating margins of 24% reflecting our emphasis on constantly investing to improve quality, efficiency and capacity.”

Mr. Battat observed, “Diluted EPS benefited from the appreciation of the mark to market valuation of our short and long term investment portfolio by $1.4 million for the quarter and the full year, as well as from the purchase during the year of 29,747 of our shares at an average cost of $633.03 per share.”

Commenting on expectations for 2021, Mr. Battat stated, “With the CDC anticipating continued impacts from Covid-19 and its mutations through at least the summer of 2021, there will certainly be challenges ahead. We will continue prioritizing the safety of our employees, their families and our communities while ensuring the continuity of supply of vital components and devices to hospitals and other clinicians. Assuming that at least the current level of elective surgeries is maintained, we anticipate mid-single digit revenue growth for the full year, with uneven quarterly results. Our growth expectations for 2021 and beyond necessitate that we significantly expand one of our facilities. Initial municipal approvals have been received, and we expect to begin construction in the spring of this year.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion’s expectations regarding the completion of the design process for the expansion of one of our facilities, prioritizing the safety of employees, their families and our communities, revenue growth in 2021 and uneven quarterly results. Words such as “expects,” “believes,” “anticipates,” “forecasts,” “intends,” "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve numerous risks and uncertainties, and there are a number of factors that could cause actual results or future events to differ materially, including, but not limited to, the following: the risk that the COVID-19 pandemic continues to lead to material delays and cancellations of, or reduced demand for, procedures in which our products are utilized; curtailed or delayed capital spending by hospitals and other healthcare providers; disruption to our supply chain; closures of our facilities; delays in training; delays in gathering clinical evidence; diversion of management and other resources to respond to the COVID-19 outbreak; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that the COVID-19 virus continues to disrupt local economies and to cause economies in our key markets to enter prolonged recessions; changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; the impact of competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; implementation of new manufacturing processes or implementation of new information systems; our ability to protect our intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; the ability to attract and retain qualified personnel; and the loss of, or any material reduction in sales to, any significant customers. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic review which may cause us to alter our marketing, capital expenditures or other budgets, which in turn may affect our results of operations and financial condition. The foregoing list of factors is not exclusive, and other factors are set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:	Jeffery Strickland Vice President and Chief Financial Officer (972) 390-9800

ATRION CORPORATION CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020 (unaudited)	2019 (unaudited)	2020 (unaudited)	2019 (unaudited)
Revenues	$32,244	$34,466	$147,591	$155,066
Cost of goods sold	18,315	18,964	81,428	84,378
Gross profit	13,929	15,502	66,163	70,688
Operating expenses	7,604	7,427	30,495	30,159
Operating income	6,325	8,075	35,668	40,529

Interest and dividend income	283	591	1,444	2,487
Other investment income (loss)	1,350	(113)	1,355	152
Income before income taxes	7,958	8,553	38,467	43,168
Income tax provision	(588)	(489)	(6,352)	(6,407)
Net income	$7,370	$8,064	$32,115	$36,761

Income per basic share	$4.03	$4.35	$17.49	$19.82

Weighted average basic shares
outstanding	1,828	1,855	1,836	1,855

Income per diluted share	$4.02	$4.33	$17.44	$19.73

Weighted average diluted shares
outstanding	1,832	1,862	1,841	1,863

ATRION CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands)
	Dec. 31,	Dec. 31,
ASSETS	2020	2019
	(unaudited))	(unaudited)
Current assets:
Cash and cash equivalents	$22,450	$45,048
Short-term investments	19,258	23,766
Total cash and short-term investments	41,708	68,814
Accounts receivable	16,445	18,886
Inventories	50,298	42,093
Prepaid expenses and other	3,868	2,545
Total current assets	112,319	132,338
Long-term investments	46,207	31,772
Property, plant and equipment, net	94,935	84,606
Other assets	13,429	13,315

	$266,890	$262,031

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	13,636	11,274
Line of credit	--	--
Other non-current liabilities	12,812	12,887
Stockholders’ equity	240,442	237,870

	$266,890	$262,031